Exhibit 99.1

GAIN THERAPEUTICS, INC. REPORTS First QUARTER 2022 FINANCIAL RESULTS AND BUSINESS UPDATE

Presented Supportive Preclinical Data for Lead Candidate GT-02287 at Recent Medical Meetings Further Validating Therapeutic Potential and Clinical Study in Parkinson’s Disease and Gaucher’s Disease.

$34.34 Million in Cash as of March 31, 2022, Provides Runway into Second half of 2023 and a Strong Cash Position to Transition the Company’s Lead Program into Clinical Trials

BETHESDA, Md., May 16, 2022, -- Gain Therapeutics, Inc. (Nasdaq: GANX) (“Gain”, or the “Company”), a biotechnology company transforming drug discovery with its proprietary computational discovery platform identifying novel allosteric binding sites and creating small molecule treatments, today announced its financial results for the first quarter ended March 31, 2022, and highlighted recent corporate accomplishments.

“This has been a productive quarter for Gain, as we continued to demonstrate the broad reaching potential of our SEE-Tx platform,” said Eric Richman, Chief Executive Officer of Gain Therapeutics. “Our strategy of exploring previously unidentified allosteric binding sites and targeting them for therapeutic benefit has proved promising. Our STAR’s appear to correct enzyme misfolding, restore function and eliminate toxic substrate buildup, providing hope for patients suffering from neurodegenerative and lysosomal disorders. We are encouraged by recently presented data and look forward to the year ahead as we progress our programs in Parkinson’s and in Gaucher disease into the clinic.”

Business and Recent Developments

●	Presented positive pre-clinical data from its GBA Parkinson’s Disease (PD) program at the XXVII World Congress on Parkinson’s Disease and Related Disorders (IAPRD). In May, Gain presented data generated in two in vitro models and an in vivo model in a poster presentation titled “GT-02287, a Brain-Penetrant Structurally Targeted Allosteric Regulator for Glucocerebrosidase Shows Evidence of Pharmacological Efficacy in Models of Parkinson’s Disease.” The data showed the ability of lead compound GT-02287 to penetrate the brain, target and bind with the beta-glucocerebrosidase (GCase) protein, avoiding its degradation and allowing its transport to the lysosomes where the enzyme can carry out its biological function.

●	Presented positive data on small molecule lead compound GBA1 in Parkinson’s Disease at the 2022 Synuclein Meeting. In March, Gain presented, “Targeting Glucocerebrosidase with Structurally Targeted Allosteric Regulators Corrects Abnormal Phenotypes in Models of Parkinson’s Disease.” The data showed that lead candidate GT-02287 is bioavailable, increases GCase levels, depletes alpha-synuclein, increases lysosomal health, and improves neuronal network and survival in relevant neuronal cell models.

●	Presented additional confirmatory data on Gaucher disease program at the 2022 Glycolipid and Sphingolipid Biology Gordon Research Conference. Also in March, Gain presented data generated in two different in vitro models using normal, or wild-type (WT) human cortical neurons and cortical neurons derived from induced pluripotent stem cells (iPSCs) of Gaucher patients. The presentation titled “Structurally Targeted Allosteric Regulators Show Promising Therapeutic Effect in Gaucher Disease Cortical Neurons” demonstrated how lead compounds increase GCase protein levels, activity, and co-localization in the lysosome, and decrease toxic substrate accumulation.

●	Presented positive data on first allosteric regulator with functional activity in both PD and AD at AD/PD 2022 Conference. Also in March, Gain presented, “Brain-penetrant Structurally targeted Allosteric Regulators for Glucocerebrosidase (GCase) Show Promising Pharmacological Activity in Models of Parkinson Disease” providing additional validation that SEE-Tx platform identifies brain-penetrant small molecules ideally suited for CNS diseases caused by protein misfolding. The data also demonstrated in vitro and in vivo functional efficacy in neurodegenerative disease with GCase causality and represented the first demonstration of an allosteric regulator with functional activity in both Parkinson’s and Alzheimer’s disease models.

●	Presented Preclinical Data on its Structurally Targeted Allosteric Regulators in GBA1 Gaucher Disease at the WORLD Symposium 2022. In February, Gain presented data generated in GD-iPSC-derived cells showing that the tested compounds increased total and lysosomal GCase in WT and GD dopaminergic neurons, lowered pathogenic p-α-synuclein129 in WT and GD dopaminergic neurons, induced the formation of autophagosomes and increased autophagic flux, thus improving lysosomal function in WT and GD dopaminergic neurons, increased GCase protein levels in GD macrophages and effectively reduced the production of inflammatory cytokines by GD macrophages.

Upcoming 2022 Milestones

●	Human Research Ethics Committee submission and first-in-human (FIH) Phase 1 clinical trial initiation of GBA1 Parkinson’s disease program
●	Advancement of GBA1 Gaucher disease program into IND-enabling toxicology studies
●	Advancement of lead series identification for Krabbe disease
●	Initiation of hit-to-lead series in liver program
●	Target and hit identification in oncology program

Financial Results

For the first quarter ended March 31, 2022, as compared to the first quarter ended March 31, 2021:

●	Revenues were $45 thousand compared to $5thousand in the first quarter 2021
●	Research and development expenses were $1,556 thousand compared to $1,422 thousand in the first quarter 2021

●	General and administrative expenses were $1,777 thousand compared to $1,051 thousand in the first quarter 2021
●	Total operating expenses increased to $3,333 thousand, which include the impact of non-cash stock-based compensation for $307 thousand, compared to $111 thousand in the first quarter 2021
●	Net loss was $3,273 thousand compared to $2,540 thousand
●	GAAP basic and diluted net loss per share was $0.28, compared to basic and diluted net loss per share of $0.50 in the first quarter 2021

Revenues were $45 thousand for the three-month period ended March 31, 2022, compared $5 thousand for the same period of 2021. The increase was primarily attributable to development services on the first target development program identified under the Zentalis Pharmaceuticals collaboration agreement.

Research and development expenses of $1,556 thousand for the three-month period ended March 31, 2022 compared to $1,422 thousand for the same period of 2021, an increase of $134 thousand. The increase in research and development expenses for the three months ended March 31, 2022 was primarily attributable to increases in personnel-related costs resulting from an increase in employee headcount and non-cash stock-based compensation that amounted to $114 thousand and $63 thousand as of March 31, 2022 and 2021, respectively, offset by lower outside services.

General and administrative expenses were $1,777 thousand for the three-month period ended March 31, 2022 compared to $1,051 thousand for the same period of 2021, an increase of $726 thousand. The increase in general and administrative expenses for the three months ended March 31, 2022 was primarily attributable to increase in expenses for corporate matters, investor relations, information technology as we continue to expand our business and build management infrastructure and increases in personnel-related costs resulting from an increase in employee headcount and non-cash stock-based compensation expenses that amounted to $192 thousand and $48 thousand as of March 31, 2022 and 2021, respectively.

As a result of the above, net loss was $3,273 thousand, or $0.28 per share basic and diluted, for the three-month period ended March 31, 2022, compared to $2,540 thousand or $0.50 per share basic and diluted, for the same period of 2021.

Cash and cash equivalents were $34.34 million as of March 31, 2022 compared to $36.88 million at December 31, 2021.

GAIN THERAPEUTICS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited)

	March 31,	December 31,
	2022	2021
Assets
Current assets:
Cash and cash equivalents	$34,338,585	$36,880,673
Tax credits	121,142	113,586
Prepaid expenses and other current assets	1,932,286	727,785
Total current assets	$36,392,013	$37,722,044

Non-current assets:
Property and equipment, net	106,725	105,986
Internal-use software	220,510	202,609
Operating lease - right of use assets	831,229	901,042
Restricted cash	30,860	31,279
Long-term deposits	17,205	22,111
Total non-current assets	1,206,529	1,263,027
Total assets	$37,598,542	$38,985,071

Liabilities and stockholder's equity
Current liabilities:
Accounts payable	$2,118,443	$560,479
Operating lease liability - current	222,467	219,137
Other current liabilities	1,587,411	1,402,600
Deferred income	202,034	266,504
Loans - short term	86,624	103,826
Total current liabilities	4,216,979	2,552,546

Non-current liabilities:
Defined benefit pension plan	367,434	329,458
Operating lease liability - non-current	625,449	695,053
Loans - long term	560,889	590,468
Total non-current liabilities	1,553,772	1,614,979
Total liabilities	$5,770,751	$4,167,525

Stockholders’ equity
Preferred stock, $0.0001 par value; 10,000,000 shares authorized; 0 shares issued and outstanding as of March 31, 2022 and December 31, 2021, respectively
Common stock, $0.0001 par value: 50,000,000 shares authorized; 11,883,368 issued and outstanding as of March 31, 2022 and December 31, 2021, respectively	1,189	1,189
Additional paid-in capital	56,139,006	55,832,461
Accumulated other comprehensive loss	(114,302)	(90,645)
Accumulated deficit	(20,925,459)	(7,034,853)
Loss of the period	(3,272,643)	(13,890,606)
Total stockholders’ equity	31,827,791	34,817,546
Total liabilities and stockholders’ equity	$37,598,542	$38,985,071

GAIN THERAPEUTICS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

	Three Months Ended March 31,
	2022	2021
Revenues:
Collaboration revenues	37,538	—
Other income	7,468	5,269
Total revenues	$45,006	$5,269

Operating expenses:
Research and development	(1,556,440)	(1,421,509)
General and administrative	(1,777,043)	(1,050,675)
Total operating expenses	$(3,333,483)	$(2,472,184)

Loss from operations	$(3,288,477)	$(2,466,915)

Other income (expense):
Interest (expense)/income, net	(1,651)	1,408
Foreign exchange loss, net	19,162	18,539
Loss before income tax	$(3,270,966)	$(2,446,968)

Income tax	(1,677)	(3,479)

Net loss	$(3,272,643)	$(2,450,447)

Net loss per shares:
Net loss per share attributable to common stockholders - basic and diluted	$(0.28)	$(0.50)
Weighted average common shares - basic and diluted	11,883,368	4,868,915

About Gain Therapeutics, Inc.

Gain Therapeutics, Inc. is transforming drug discovery with its proprietary computational discovery platform identifying novel allosteric binding sites and creating small molecule treatments to address unmet medical needs.  The ability to identify never-seen-before allosteric targets on proteins involved in diseases across the full spectrum of therapeutic areas provides opportunities for a range of drug-protein interactions, including protein stabilization, protein destabilization, targeted protein degradation, allosteric inhibition and allosteric activation. Gain’s pipeline spans neurodegenerative diseases, lysosomal storage disorders, metabolic diseases and oncology. Gain’s lead program in Parkinson’s disease has been awarded funding support from The Michael J. Fox Foundation for Parkinson’s Research (MJFF) and The Silverstein Foundation for Parkinson’s with GBA, as well as from the Eurostars-2 joint program with co-funding from the European Union Horizon 2020 research and Innosuisse. For more information, please visit https://www.gaintherapeutics.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains "forward-looking statements." In some cases, you can identify these statements by forward-looking words such as "may," "might," "will," "should," "expect," "plan," "anticipate," "believe," "estimate," "predict," "potential" or "continue," the negative of these terms and other comparable terminology. These statements are not historical facts but instead represent the Company's belief regarding future results, many of which, by their nature, are inherently uncertain and outside the Company's control. It is possible that actual results, including with respect to any financial forecast or the possibility of any future regulatory approval or filing, may differ materially from those anticipated in these forward-looking statements due to a number of factors, including but not limited to, risks detailed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021, as filed with the Securities and Exchange Commission on March 25, 2022, as well as other documents that may be filed by the Company from time to time. New risks and uncertainties arise over time, and it is not possible for us to predict all such factors or how they may affect us. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. We are under no duty to update any of these forward-looking statements after the date of this earnings release to conform these statements to actual results or revised expectations. You should, therefore, not rely on these forward-looking statements as representing our views as of any date subsequent to the date of this earnings release.

Investor Contacts:

Gain Therapeutics Investor Contact:
Noor Pahlavi
Argot Partners
(212) 600-1902
Gain@argotpartners.com